Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: CSUH
Contact: Jon Cunningham of RedChip Companies, Inc.,	Traded: OTC
800-733-2447 ext. 107, investor@celsius.com

CELSIUS HOLDINGS REPORTS INCREASED REVENUE

DELRAY BEACH, Fla., October 24—Celsius Holdings, Inc. (the “Company”) today reported revenue for the three month period ended September 30, 2007 was $508,000 as compared to $376,000 for the prior quarter, the three month period ended June 30, 2007 and as compared to $414,000 for the three month period ended September 30, 2006. The Company also reported a net loss of $784,000 or $0.01 per basic and diluted share for the three months ended September 30, 2007. This compares with net loss of $418,000 or $0.01 per basic and diluted share for the three months ended September 30, 2006.

Mr. Stephen C. Haley, chairman and CEO said: “We are pleased to announce that we are seeing much more activity around our brand and have been successful in placing Celsius in many new retailers during the last few months. The revenue included more high profile retailers as well as significant reorders from multiple channels, grocery, convenience and health & fitness. The increase was not huge yet but the “quality” of the revenue was high.”

“Operationally,” Mr. Haley said, “with our growing sales force and distribution coverage, our revenue is becoming more predictable. With this we have been able to get our gross margin back up to close to where we believe it should be.  With more revenue, better forecasts and better purchasing leverage our gross profit was over 47% in the quarter.”

Mr. Haley continued by stating, “We are pleased that the registration statement required under our stock purchase agreement with Fusion Capital has been declared effective by the Securities and Exchange Commission and we have started to get our financing from this source. Since October 16 we have sold Fusion Capital shares totaling $300,000. This will give us the possibility to more actively market our products and should show positive results to our revenue growth.”
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The company's quarterly conference call is scheduled for 4:30 p.m. ET, Thursday October 25, 2007. The call may be accessed through live webcast links on the company's Internet home page, www.celsius.com. The webcast will be archived and available on the company's website for one month following the call.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTC BB: CSUH.OB) manufactures Celsius through its wholly owned operating subsidiary, Celsius, Inc. Celsius Inc. is quickly gaining attention in the emerging $36 billion functional food and beverage industry, as the creator of the calorie burning beverage category and as a pioneer and leader in developing healthier beverage choices. Celsius, Inc. is building unique distribution strategies to gain broad penetration in all channels serving its consumer targets. The continued mission of Celsius, Inc. is to create healthy refreshment through science and innovation and growth through passion and integrity. For more information about Celsius and Celsius, Inc., please visit http://www.celsius.com. For investor information, please visit http://www.redchip.com.

Forward-Looking Statements
This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of the Company’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward- looking statements because the Company’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.

These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed in reports the Company files from time to time with the Securities and Exchange Commission. The Company does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
September 30, 2007
(Unaudited)
Current assets:
Cash and cash equivalents	$90,116
Accounts receivable	378,110
Inventories, net	515,720
Other current assets	64,156
Total current assets	1,048,102
Property, fixtures and equipment, net	55,804
Other long-term assets	50,901
Total Assets	$1,154,807

Current liabilities:
Accounts payable and accrued expenses	$414,811
Deposits from customers	350,000
Loans payable	572,446
Short term portion of long term other liabilities	7,048
Due to related parties	1,037,190
Total current liabilities	2,381,495

Long term other liabilities	16,184
Total Liabilities	2,397,679

Stockholders’ Deficit	(1,242,872)
Total Liabilities and Stockholders’ Deficit	$1,154,807

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006

Net sales	$508,489	$414,494	$1,125,547	$1,030,141
Cost of sales	268,429	258,108	745,168	714,220

Gross profit	240,060	156,386	380,379	315,921

Selling and marketing expenses	335,715	264,363	796,095	626,356
General & administrative expense	646,598	278,933	1,591,224	504,718
Contract termination expense	-	-	500,000	-

Loss from operations	(742,253)	(386,910)	(2,506,940)	(815,153)

Other expense:
Interest expense, related party	16,708	18,442	53,198	49,311
Interest expense, net	24,640	12,767	68,676	20,903

Total other expense	41,348	31,209	121,874	70,214

Net loss	$(783,601)	$(418,119)	$(2,628,814)	$(885,367)

Basic and diluted:
Weighted average shares outstanding	104,213,018	70,912,246	99,105,323	70,912,246
Loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.01)

/CONTACT:
Media, Erin Heit of Celsius Holdings, Inc, (561) 276-2239, eheit@celsius.com ;
or Jan Norelid of Celsius Holdings, Inc., (561) 276- 2239, jnorelid@celsius.com or
Investors, Jon Cunningham of RedChip Companies, Inc., 800-733-2447 ext. 107, investor@celsius.com